Exhibit 99.1

News Release
For immediate release

Kathryn McKie
904 598 7348
KathrynMcKie@regencycenters.com

Eric Davidson
904 598 7829
EricDavidson@regencycenters.com

Regency Centers Elects Mark J. Parrell to Board of Directors

JACKSONVILLE, Fla. (December 16, 2025) – Regency Centers Corporation (“Regency Centers” or “Regency”) (Nasdaq: REG) today announced the election of Mark J. Parrell to its Board of Directors (the “Board”), effective January 1, 2026. With the addition of Mr. Parrell as an independent director, Regency will expand the size of its Board to twelve directors.

“We are delighted to welcome Mark to our Board,” said Martin E. “Hap” Stein, Jr., Executive Chair of Regency Centers. “His proven leadership and extensive experience in the real estate business, including as both CEO and CFO of a sector-leading S&P 500 commercial residential real estate company, will be invaluable as we continue to execute our strategy and create long-term value for our shareholders.”

Mr. Parrell currently serves as President, Chief Executive Officer, and member of the Board of Trustees of Equity Residential (NYSE: EQR), a position he has held since January 2019. Previously, he served as Executive Vice President and Chief Financial Officer from 2007 to 2018 and has also held a number of senior finance roles since joining the company in 1999. He has also served on the Boards of T. Rowe Price Funds, Brookdale Senior Living Inc. and Aviv REIT, Inc. Mr. Parrell is active as a leader in industry groups, including the Real Estate Roundtable and Nareit, and in community organizations in the Chicago area. He holds a B.B.A. from the University of Michigan and a J.D. from Georgetown University Law Center.

About Regency Centers Corporation

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, visit RegencyCenters.com.